BioSpecifics Technologies Corp. Announces Sudden Passing of
Director Max Link, Ph.D.

LYNBROOK, NY – October 8, 2014– BioSpecifics Technologies Corp. (NASDAQ: BSTC), today announced with great sadness that Max Link, Ph.D., a member of its Board of Directors, passed away unexpectedly on October 5, 2014. He was 74 years old. Dr. Link served as the Chair of the Compensation Committee, as the Audit Committee Financial Expert and as a member of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees.

“We are very saddened by the sudden passing of Max Link. He was highly regarded as a leader and an influential figure to the pharmaceutical and biotech industries. It was a privilege to have him on our Board,” said Thomas L. Wegman, President of BioSpecifics. “I, along with all of our employees and the Board of Directors, extend our deepest sympathies to his family and close friends.”

Dr. Link served as a Director for many distinguished pharmaceutical and biotech companies including CytRx, Alexion and Celsion. He earned a Ph.D. in economics from the University of St. Gallen.

The Nominating and Corporate Governance Committee of the Board of Directors will begin the process of reviewing new candidates in the coming weeks.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Auxilium has the following partnerships outside the U.S. for XIAFLEX; Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has rights in Canada, Australia, Mexico and Brazil, and Asahi Kasei Pharma Corporation in Japan. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is managing studies of CCH for frozen shoulder syndrome in a Phase 2b study, and also for cellulite. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas. For more information, please visit www.biospecifics.com.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com